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EXHIBIT 4(a)

                                BRUNSWICK BANCORP

                             1998 STOCK OPTION PLAN

SECTION 1.  PURPOSE

                  The Brunswick Bancorp 1998 Stock Option Plan (the "Plan") is hereby established to foster and promote the long-term success of Brunswick Bancorp (the "Corporation") and its shareholders by providing employees of the Corporation with an equity interest in the Corporation. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced employees and in aligning the interests of such employees more closely with the interests of the Corporation's shareholders by encouraging such parties to maintain an equity interest in the Corporation. The Plan is effective as of May 12, 1998.

SECTION 2. DEFINITIONS

                  Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

                  "Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "Board" means the Board of Directors of the Corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

                  "Committee" means a committee consisting of two or more "non-employee directors" of the Committee, all of whom are "disinterested persons" as such terms are defined under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, as promulgated by the Securities and Exchange Commission. The Board shall appoint the members of the Committee.

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                  "Common Stock" or "Stock" means the common stock, $2.00 per share par value, of the Corporation.

                  "Corporation" means Brunswick Bancorp and any present or future subsidiary corporations of Brunswick Bancorp (as defined in Section 424 of the Code) or any successor to such corporations.

                  "Disability" means a permanent and total disability as defined in Section 22(e)(3) of the Code.

                  "Fair Market Value" means, with respect to shares of Common Stock, the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time taking into account such factors as the Committee, in the exercise of its good faith discretion, shall deem appropriate, such as the book value of the Common Stock, the trading value of the Common Stock, to the extent a reliable and established trading market for the Common Stock exists, and trading multiples, such as book value and earnings per share multiples, for comparably sized financial institutions trading on established trading markets.

                  "Non-Qualified Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to comply with the requirements of Section 422 of the Code.

                  "Option" means a Non-Qualified Stock Option granted under the Plan.

                  "Participant" means an employee of the Corporation selected by the Committee to receive an Option under the Plan.

                  "Plan" means the Brunswick Bancorp 1998 Stock Option Plan.

                  "Retirement" means termination of employment on or after age
60.

                  "Termination for Cause" means termination because of Participant's intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation

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(other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Corporation.

SECTION 3.  ADMINISTRATION

                  (a) The Committee shall administer the Plan in accordance with its terms and purposes. Among other things, the Committee shall have the discretion and exclusive authority to approve and grant Options, to determine the individuals to whom and the time or times at which Options may be granted, to determine the terms and conditions of any Option granted hereunder, including whether to impose any vesting period, and the exercise price thereof, subject to the requirements of this Plan.

                  (b) Subject to the other provisions of the Plan, the Committee shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Committee's decision and interpretations shall be final and binding. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

                  (c) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

SECTION 4. ELIGIBILITY AND PARTICIPATION

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                  Employees of the Corporation shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each Participant.

SECTION 5. SHARES OF STOCK AVAILABLE FOR OPTIONS

                  (a) The maximum number of shares of Common Stock which may be issued and purchased pursuant to Options granted under the Plan is seventy-two thousand (72,000), subject to the adjustments as provided in Section 5 and
Section 8, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grants under Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

                  (b) In the event that the Committee determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Committee shall proportionately and appropriately adjust equitably any or all of
(i) the maximum number and kind of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to

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any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Committee may make provision for a cash payment with respect to any outstanding Options held by a Participant. No fractional Shares shall be issued on account of any such adjustment.

                  (c) Any adjustments under this Section will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

SECTION 6. NON-QUALIFIED STOCK OPTIONS

                  Grant of Non-Qualified Stock Options.

                  The Committee may, from time to time, approve and grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Committee may determine. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

                  (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Committee on the date the option is granted. Such purchase price shall not be less than the Fair Market Value of the Common Stock on the date of grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made in cash or by certified bank check.

                  (b) Terms of Options. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than five (5) years from the date of grant.

                  (c) Termination of Service. Except as provided in Section 6(d) hereof, unless otherwise determined by the Committee, if a Participant is no longer serving as an employee for any reason other than Disability, death or Termination for Cause, the Participant's Non-Qualified

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Stock Options shall be exercisable only as to those shares which were immediately exercisable by the Participant at the date service ceases and only for a period of three months following termination. Notwithstanding any provision set forth herein nor contained in any Agreement relating to the award of an Option, in the event of Termination for Cause, all rights under the Participant's Non-Qualified Stock Options shall expire at the ceasing of service. In the event of death or termination of service as a result of Disability of any Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one year or such longer period as determined by the Committee following the date of the Participant's death or termination of service due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Qualified Stock Option term.

                  (d) Exception for Retirement. Notwithstanding the general rule contained in Section 6(c) above, all Options held by a Participant whose employment with the Corporation terminates due to Retirement may be exercised for the lesser of (i) the remaining term of the Option, or (ii) six months.

                  (e) Transferability. Except as provided for hereunder, no Option granted under this Plan shall be assignable or transferable by a Participant, other than by operation of the laws of descent and distribution, and any attempted disposition not in compliance with the provisions hereof shall be null and void and of no further effect. A Participant may transfer or assign an Option granted hereunder to an immediate family member or trust or benefit plan established for the benefit of an immediate family member. For purposes of this provision, the term "immediate family member" means a Participant's spouse, parents and offspring.

                  (f) No Obligation To Repurchase Common Stock. The Corporation shall have no obligation to repurchase Common Stock acquired by Participants under the Plan.

SECTION 7.  EXTENSION

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                  The Committee may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised.

SECTION 8.  GENERAL PROVISIONS APPLICABLE TO OPTIONS

                  (a) Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 of the Act, any Common Stock acquired by a Participant subject to Section 16 of the Act (a "Section 16 Participant") upon exercise of an Option may not be sold for six (6) months after the date of grant of the Option. The Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 of the Act at a time when the Company is subject to the provisions of Rule 16b of the Act.

                  (b) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

                  (c) Any Option granted hereunder which has become exercisable may be exercised from time to time, in whole or in part, by delivering written notice of exercise to the Chief Financial Officer of the Corporation. Such notice is irrevocable and must be accompanied by full payment of the exercise price, in cash or by certified bank check, as permitted under Section 6(b).

                  (d) Each Option may be granted alone, in addition to or in relation to any other option. The terms of each Option need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Committee at the time of grant or at any time thereafter.

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                  (e) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Corporation, the Committee will provide for any one or more of the following actions, as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Corporation will receive upon consummation thereof a cash payment for each share surrendered in the merger
(the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, or (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event provided however that no adjustment shall be made pursuant to this Section 8(e) if such adjustment would cause the Plan to fail to comply with Rule 16b-3 of the Act.

                  (f) The Participant shall pay to the Corporation by cash or certified bank check any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

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                  (g) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                           (i) a transfer to the employment of the Corporation
                  from a subsidiary or from the Corporation to a subsidiary, or from one subsidiary to another, or

                           (ii) an approved leave of absence for military
                  service or sickness, or for any other purpose approved by the Corporation, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

                  (h) The Board may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type or changing the date of exercise or realization, provided that the Participant's consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment or modification will be permitted if such amendment or modification would cause the Plan to fail to comply with Securities and Exchange Commission Rule 16b-3 under the Act.

SECTION 9. MISCELLANEOUS

                  (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

                  (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements.

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                  (c) Subject to the provisions of the applicable Option, no
Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

                  (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

                  (e) No member of the Board or the Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board or the Committee be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Committee and the Board shall be indemnified by the Corporation against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

                  (f) The Plan shall be effective upon its adoption by the Board.

                  (g) Options may not be granted under the Plan after the tenth anniversary of its adoption, but then outstanding Options may extend beyond such date.

                  (h) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

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